Exhibit 10.1

AMENDMENT TO STOCKHOLDERS AGREEMENT

OF AIRSCULPT TECHNOLOGIES, INC.

This AMENDMENT (this “Amendment”) is made this 30th day of July, 2024 to the STOCKHOLDERS AGREEMENT, dated November 2, 2021 (the “Agreement”), among AirSculpt Technologies, Inc., a Delaware corporation (the “Company”), and each of the other parties identified on the signature pages thereto (the “Holders”). Capitalized terms used but not defined in this Amendment have the meanings given them in the Agreement.

RECITALS

WHEREAS, the Company and the Holders desire to amend the Agreement to add fiduciary language to Section 2.1(a)(vi) of the Agreement.

WHEREAS, the Agreement provides that it can be amended by the Company, the Holders holding a majority of the shares of Common Stock then held by the Holders in the aggregate, the VSCP Investor and Rollins; and

WHEREAS, the undersigned constitute the Holders holding a majority of the shares of Common Stock then held by the Holders in the aggregate, the VSCP Investor and Rollins.

NOW, THEREFORE, the Agreement is amended as follows:

1.	Amendment to the Agreement. The Agreement is hereby amended by replacing Section 2.1(a)(vi) in its entirety with the following:

“(vi)      The Company shall take all Necessary Action to include in the slate of nominees recommended by the Board or any duly-authorized committee thereof for election at any meeting of stockholders called for the purpose of electing directors the persons designated pursuant to this Section 2.1 and to nominate and recommend each such individual to be elected as a Director as provided herein, and to solicit proxies or consents in favor thereof; provided, however, neither the Board nor any committee thereof shall have any obligation to recommend a nominee designated by a Principal Investor if the Board or such committee, in exercising their fiduciary duties to the Company and its stockholders, does not believe that such designee should be elected to the Board. The Company is entitled, solely for the purposes set forth in this Section 2.1(a)(vi), to identify such individual as a VSCP Designee or a Rollins Designee pursuant to this Agreement.”

2.	No Further Amendments. Except to the extent amended hereby, the Agreement remains unmodified and in full force and effect.

3.	Governing Law. This Amendment is governed by the laws of the State of Delaware, without regard to conflict of laws principles.

4.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Stockholders Agreement on the day and year first above written.

AIRSCULPT TECHNOLOGIES, INC.

By:	/s/ Dennis Dean
Name:	Dennis Dean
Title:	Chief Financial Officer

VSCP EBS AGGREGATOR, L.P.

By: Vesey Street Capital Partners Healthcare GP, L.P., its General Partner

By: Vesey Street Capital Partners Healthcare UGP, LLC, its General Partner

By:	/s/ Adam Feinstein
Name:	Adam Feinstein
Title:	Authorized Signatory

/s/ Aaron Rollins
Name: Aaron Rollins, M.D.